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                                                                    Exhibit 3.32

THE COMPANIES ACT 1985

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION OF

OFFICE OASIS LIMITED

PRELIMINARY

1. (a) The Regulations contained in Table A in the Schedule to the Companies (Tables A to F) Regulations 1985 as amended by the Companies (Tables A to F) (Amendment) Regulations 1985 (such Table being hereinafter called "Table A") shall apply to the Company save in so far as they are excluded or varied hereby and such Regulations (save as so excluded or varied) and the Articles hereinafter contained shall be the regulations of the Company.

      (b) In these Articles the expression "the Act" means the Companies Act 1985, but so that any reference in these Articles to any provision of the Act shall be deemed to include a reference to any statutory modification or re-enactment of that provision for the time being in force.

2. The Company is a private company and therefore no invitation or offer shall be made to the public (whether for cash or otherwise) to subscribe for any shares in or debentures of the Company, nor shall the Company allot or agree to allot (whether for cash or otherwise) any shares in or debentures of the Company with a view to all or any of these shares or debentures being offered for sale to the public.

SHARES

3. (a) The shares shall be under the control of the Directors and the Directors may allot, grant options over, or otherwise dispose of or deal with any unissued shares and relevant securities (as defined by Section 80(2) of the Act) to such persons and generally on such terms and in such manner as they think fit.

      (b) NEED BETTER COPY TO TYPE UP TO ITEM NO. 5.

      (c)

      (d)
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LIEN

4.

TRANSFER OF SHARES

5.

APPOINTMENT OF DIRECTORS

6. Unless and until the Company, in General Meeting, shall otherwise determine there shall be no maximum number of Directors and the minimum number of Directors shall be one if and so long as there is a sole Director he may exercise all the powers and authorities vested in the Directors. Accordingly Clause 64 in Table A shall not therefore apply to the Company.

7. The Directors shall not be required to retire by rotation and Clauses 73 to 80 (inclusive) in Table A shall not therefore apply to the Company.

8. A Director shall not be required to hold any share qualification but shall nevertheless be entitled to receive notice of and to attend at all General Meetings of the Company and at all separate General Meetings of the holders of any class of shares in the capital of the Company.

9. The Company shall not be subject to Section 293 of the Act. Any person may be appointed or elected as a Director, whatever may be his age, and no Director shall be required to vacate his office by reason of his attaining or having attained the age of seventy years or any other age.

DISQUALIFICATION OF DIRECTORS

10. The office of a Director shall be vacated if: -

      (a) he ceases to be a Director by virtue of any provision of the Act or he becomes prohibited by law form being a Director, or

      (b) he becomes bankrupt or makes any arrangement or composition with his creditors, or

      (c) he is a person of unsound mind, or

      (d) he resigns his office by notice to the Company, or

      (e) he shall, for more than six consecutive months, have been absent without permission of the Directors from meetings of Directors held during that period and the Directors so resolve that his office be vacated.

POWER AND DUTIES OF A DIRECTOR

11. A Director may vote in respect of any contract or proposed contract or arrangement in which he is interested, whether directly or indirectly, or upon any matter arising therefrom and he


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may be counted in the quorum present at any meeting at which any such contract, arrangement or matter is proposed or considered, and if he shall so vote, his vote shall be so counted.

GENERAL MEETINGS

12. (a) A notice convening a General Meeting shall not be required to specify the general nature of the business to be transacted unless that business is deemed to be special business and therefore Clause 38 of Table A shall be modified accordingly.

      (b) All business that is or is to be transacted at an Extraordinary General Meeting or an Annual General Meeting shall be deemed special with the exception of declaring a dividend, the consideration of the accounts, the Reports of the Directors an Auditors and the appointment of and the fixing of the remuneration of the Auditors.

      (c) Every notice convening a General Meeting shall comply with the provisions of Section 372(3) of the Act as to giving information to Members in regard to their right to appoint proxies and notices of and other communications relating to any General Meeting which any Member is entitled to receive shall be sent to the Directors and to the Auditors for the time being of the Company.

      (d) The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and, unless so fixed, shall when one Director only is in office be one, and shall when more than one Director is in office be two.

      (e) If a quorum is not present within half an hour from the time appointed for a General Meeting shall stand adjourned to the same day in the next week at the same time and place or to such other day and at such other time and place as the Directors may determine, and if at the adjourned General Meeting a quorum is not present within half an hour from the time appointed therefore such adjourned General Meeting shall be dissolved.

ALTERNATE DIRECTOR

13. Any Director may, by notice in writing signed by him and deposited at the Registered Office of the Company, appoint an alternate Director to act on his behalf. Such alternate Director must be either a Director of the Company, or a person approved by resolution of all the Directors for the time being of the Company . Every alternate Director shall, during the period of his appointment, be entitled to notice of Meetings of Directors and in the absence of the Director appointing him to attend and vote thereat as a Director but his appointment shall immediately cease and determine if and when the Director appointing him ceases to hold office as a Director.

A Director who is also an Alternate Director shall be entitled, in addition to his own vote, to a separate vote on behalf of the Director whom he is representing.

BORROWING POWERS

14. The Directors may exercise all the powers of the Company to borrow money without limit as to amount and upon such terms and in such manner as they consider appropriate and subject to


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Section 80 of the Act to grant any mortgage, charge or standard security over its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligations of the Company or of any third party.

INDEMNITY

15. Subject to the provisions of the Act and in addition to such indemnity as is contained in Clause 118 of Table A, every Director, officer or official of the Company shall be indemnified out of the funds of the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto.


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                       Names and Addresses of Subscribers
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Stephen Mabbott
142, Queen Street
Glasgow, G1 3BU

Company Registration Agent

Lesley Mabbott
142, Queen Street
Glasgow, G1 3BU

Secretary

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Dated the      10 AUG 1989

Witness to the above Signatures: -

Caryl Jones
142, Queen Street
Glasgow, G1 3BU

Secretary


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